As filed with the Securities and Exchange Commission on October 27, 1997

                                                      1933 Act File No. 33-94322
                                                      1940 Act File No. 814-172

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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM N-2

|X|     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

|_|     REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940



                             WINFIELD CAPITAL CORP.
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                Exact Name of Registrant as Specified in Charter


               237 Mamaroneck Avenue, White Plains, New York 10605
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                     Address of Principal Executive Offices


                                 (914) 949-2600
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               Registrant's Telephone Number, including Area Code


                     Paul A. Perlin, Chief Executive Officer
   Winfield Capital Corp., 237 Mamaroneck Avenue, White Plains, New York 10605
                               (914) 949-2600
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           Name and Address and Telephone Number of Agent for Service


                          Copies of Communications to:
======================================= ========================================
        Jesse R. Meer, Esq.                      Lawrence B. Fisher, Esq.
  Berlack, Israels & Liberman LLP           Orrick Herrington & Sutcliffe LLP
       120 West 45th Street                         666 Fifth Avenue
       New York, N.Y. 10036                       New York, N.Y. 10103
          (212) 704-0100                             (212) 506-5000
======================================= ========================================




              It is proposed that this filing will become effective |X| when declared effective pursuant to Section 8(c)of
                   the Securities Act of 1933



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



                         POST-EFFECTIVE AMENDMENT NO. 1

     The registrant hereby amends this registration statement by withdrawing from registration under the Securities Act of 1933, as amended, 816,750 common stock purchase warrants of the registrant (the "Warrants"), including 66,750 Warrants which were sold upon overallotments in the original public offering, and 816,750 shares of the common stock, par value $.01 per share, of the registrant that were reserved for issuance upon the exercise of the Warrants. The Warrants expired, by their terms, at 5:00 p.m., New York City time, on October 25, 1997, without any of the Warrants having been exercised.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains and the State of New York on the 27th day of October, 1997.

                                            WINFIELD CAPITAL CORP.

                                            By: /s/ PAUL A. PERLIN
                                                -----------------------------
                                                    Paul A. Perlin
                                                    Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on October 27, 1997.


/s/ PAUL A. PERLIN                      Chairman of the Board
--------------------------              (Chief Executive Officer) and Director
    Paul A. Perlin


/s/ R. SCOT PERLIN                      (Chief Financial & Accounting Officer)
--------------------------              and Director
    R. Scot Perlin

/s/ DAVID GREENBERG                     Chief Operating Officer and Director
--------------------------
     David Greenberg

/s/ JOEL I. BARAD                       Director
--------------------------
    Joel I. Barad

/s/ BARRY J. GORDON                     Director
--------------------------
     Barry J. Gordon

/s/  ALLEN L. WEINGARTEN                Director
--------------------------
     Allen L. Weingarten

/s/  SCOTT A. ZIEGLER                   Director
--------------------------
     Scott A. Ziegler


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